COMDIAL CORPORATION AND SUBSIDIARIES
                                                           Exhibit 11

Statement re Computation of Per Share Earnings
                               Three Months Ended          Six Months Ended
                               June 30,      July 2,       June 30,   July 2,
                                1996          1995          1996      1995
PRIMARY
Net income (loss) applicable
   to common shares:         ($1,628,000) $6,207,000     ($443,000)  $7,294,000

Weighted average number of
  common shares outstanding
  during the period            8,564,754   7,059,983      8,377,765   7,039,004
Add - common equivalent shares
  (determined using the "
  treasury stock" method)
  representing shares issuable
  upon exercise of
  Stock options                  165,177     232,182       152,585     225,355
Weighted average number of shares
  used in calculation of primary
  earnings per common share    8,729,931   7,292,165     8,530,350   7,264,359

Earnings per common share:
    Net income (loss)             ($0.19)      $0.85        ($0.05)      $1.00

FULLY DILUTED
Net income (loss) applicable
  to common shares           ($1,628,000) $6,207,000     ($443,000) $7,294,000
Adjustments for convertible
  securities:
  Dividends paid on convertible
    preferred stock                   -      142,500             -     285,000
Net income (loss) applicable
  to common shares, assuming
  conversion of above
  securities                 ($1,628,000) $6,349,500     ($443,000) $7,579,000

Weighted average number of
  shares used in calculation
  of primary earnings per
  common share                 8,729,931   7,292,165     8,530,350   7,264,359
Add (deduct) incremental
  shares representing:
  Shares issuable upon
    exercise of stock options
    included in primary
    calculation                 (165,177)    (232,182)    (152,585)   (225,355)
   Shares issuable based on
     period-end market price
     or weighted average price:
     Convertible preferred stocks     -       856,933           -     856,933
     Stock options               165,704      283,930      153,482    303,589
Weighted average number of
  shares used in calculation of
  fully diluted earnings
  per common share             8,730,458    8,200,846    8,531,247  8,199,526

Fully diluted earnings (loss)
  per common share                ($0.19)       $0.77       ($0.05)     $0.92